UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

701 Cool Springs Blvd
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Healthways, Inc.:

The Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 at 9:00 a.m., Central time, on Thursday, January 29, 2009 for the following purposes:

(1) To elect three (3) directors to hold office for a term of three (3) years and until their successors have been elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009;

(3) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with new rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2008 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2008 Annual Report and a form of proxy card. The proxy statement and form of proxy accompanying this notice are being furnished to stockholders on or about December 19, 2008. Only stockholders of record at the close of business on December 4, 2008 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to attend the meeting. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the proxy card and return it promptly or to vote by toll-free telephone or internet as described in the proxy card.

By Order of the Board of Directors,

Thomas G. Cigarran
Chairman

December 19, 2008

Healthways, Inc.
Proxy Statement

HEALTHWAYS, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Thursday, January 29, 2009

The proxy is solicited by the Board of Directors on behalf of Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, January 29, 2009, at 9:00 a.m., Central time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In accordance with new rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2008 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2008 Annual Report and a form of proxy card. Copies of the proxy, this proxy statement and the attached notice are being furnished to stockholders on or about December 19, 2008.

In addition to solicitations by mail or internet, certain of our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile, email and personal interviews, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this proxy statement.

In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. For the ratification of the selection of Ernst & Young LLP, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” Shares represented by such proxies will be voted in accordance with the choices specified thereon. If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1 and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2009 set forth under Proposal No. 2. We recently changed our fiscal year to December 31 beginning in 2009. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party. In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to ratify the selection of the auditors requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of the Company’s directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the internet.

Each share of our common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, December 4, 2008, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of December 4, 2008, there were outstanding 33,614,758 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group. The information set forth below is based on ownership information we received as of December 4, 2008. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percent of Class(1)

Earnest Partners LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	3,563,303	(2)	10.60%
Waddell & Reed Financial, Inc 6300 Lamar Avenue Overland Park, KS 66202	3,055,864	(2)	9.09%
Barclays Global Investors, 45 Fremont Street San Francisco, CA 94105	2,265,672	(2)	6.74%
T. Rowe Price Associates, Inc 100 East Pratt Street Baltimore, MD 21202	1,795,573	(2)	5.34%
William Blair & Company LLC 222 W. Adams Chicago, IL 60606	1,777,545	(3)	5.29%
Ben R. Leedle, Jr.****	1,053,375	(4)	3.04%
Thomas G. Cigarran**	625,465	(5)	1.84%
Robert E. Stone***	336,784	(6)	1.00%
Henry D. Herr**	330,858	(7)	*
William C. O’Neil, Jr.**	264,272	(8)	*
Mary A. Chaput***	263,535	(9)	*
James E. Pope, M.D.***	125,569	(10)	*
L. Ben Lytle**	97,544		*
C. Warren Neel, Ph. D.**	77,230	(8)	*
John W. Ballantine**	65,000	(11)	*
Jay C. Bisgard, M.D.**	50,000	(12)	*
Matthew E. Kelliher***	25,310	(13)	*
Mary Jane England, M.D.**	25,000	(13)	*
Alison Taunton-Rigby, Ph. D.**	20,000	(14)	*
John A. Wickens**	16,100	(15)	*
All directors and executive officers as a group (18 persons)	3,397,434	(16)	9.50%

*	Indicates ownership of less than one percent of our outstanding Common Stock.

**	Director of the Company

***	Named Executive Officer

****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of our Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options or other securities held by our other directors and executive officers which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)	Information with respect to stock ownership is based upon a Form 13F, dated September 30, 2008 filed with the Commission.

(3)	Information with respect to stock ownership is based upon a Schedule 13G, dated October 31, 2008 filed with the Commission on November 10, 2008.

(4)	Includes 1,036,250 shares issuable upon the exercise of outstanding options.

(5)	Includes 300,646 shares issuable upon the exercise of outstanding options and 300,000 shares held in trust.

(6)	Includes 182,502 shares issuable upon the exercise of outstanding options.

(7)	Includes 4,606 shares held in trust by Mr. Herr’s wife.

(8)	Includes 30,000 shares issuable upon the exercise of outstanding options.

(9)	Includes 255,000 shares issuable upon the exercise of outstanding options.

(10)	Includes 125,000 shares issuable upon the exercise of outstanding options.

(11)	Includes 45,000 shares issuable upon the exercise of outstanding options and 20,000 shares held in trust.

(12)	Includes 45,000 shares issuable upon the exercise of outstanding options and 5,000 shares held in trust.

(13)	Includes 25,000 shares issuable upon the exercise of outstanding options.

(14)	Includes 20,000 shares issuable upon the exercise of outstanding options.

(15)	Includes 15,000 shares issuable upon the exercise of outstanding options and 1,100 shares held jointly by Mr. Wickens and his wife.

(16)	Includes 2,154,148 shares issuable upon the exercise of outstanding options.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held twelve meetings during fiscal 2008. All of the members of the Board of Directors, except Messrs. Cigarran, Herr, Leedle, and Lytle are “independent,” as defined by applicable law and the NASDAQ Global Select Market (“NASDAQ”) listing standards. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held during fiscal 2008 by the Board of Directors and each committee of which such director was a member for the entire fiscal year.

Committees of the Board of Directors

Compensation Committee

During fiscal 2008, the Compensation Committee consisted of Mr. Ballantine (through February 2008) and Drs. Bisgard, England, Neel and Taunton-Rigby and was chaired by Dr. Bisgard. As discussed in “Compensation Discussion and Analysis”, all of the directors on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in the NASDAQ corporate governance listing standards, in each case as determined by our Board of Directors. The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things. The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of its duties and responsibilities. The Compensation Committee held seven meetings during fiscal 2008.

Nominating and Corporate Governance Committee

During fiscal 2008, the Nominating and Corporate Governance Committee consisted of Messrs. O’Neil, Wickens (through February 2008), and Ballantine (after February 2008) and Drs. England and Taunton-Rigby and was chaired by Dr. England. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending such individuals to the Board of Directors for election to the Board of Directors and developing and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on the Company’s website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee’s responsibilities and sets forth the director nomination process. The Nominating and Corporate Governance Committee held five meetings during fiscal 2008.

Audit Committee

During fiscal 2008, the Audit Committee consisted of Messrs. O’Neil, Ballantine and Wickens (after February 2008) and Drs. Bisgard and Neel, each of whom is independent as defined by applicable law and the NASDAQ listing standards, and was chaired by Mr. Ballantine. We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls. The Board of Directors has determined that Messrs. O’Neil and Ballantine and Drs. Bisgard and Neel each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. The Audit Committee held thirteen meetings during fiscal 2008. The Audit Committee has adopted a Charter that provides a detailed description of its responsibilities, which is reviewed annually by the Audit Committee, is available on our website at www.healthways.com, and is attached hereto as Appendix A.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board of Directors.

Code of Conduct

We have a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code, and to deter wrongdoing. A copy of our code of conduct, as well as any amendments thereto, can be obtained from our website at www.healthways.com.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. To be timely, director nominations for the Annual Meeting of Stockholders to be held in 2010 must be submitted within the time limits for stockholder proposals as set forth on page 52 of this Proxy Statement.

Director Qualifications

Under our Board of Directors’ Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on our Board of Directors. Under such criteria, at least a majority of the members of the Board of Directors should be independent, and all members should have the highest professional and personal ethics and values consistent with our values and standards. Other criteria that will be considered are prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy making level in business. Diversity, age and skills in the context of the needs of the Board of Directors are also a consideration. The members should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board of Directors. In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees, and the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and expertise on the Board of Directors.

There are no nominees for election to the Board of Directors who have not previously been elected by the stockholders.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance. All of the directors attended the 2008 Annual Meeting of Stockholders held on February 14, 2008.

Communications With the Board of Directors

Stockholders may communicate with the Board of Directors by submitting a letter in writing addressed to: Chairman of the Board of Directors, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. Stockholder communications may be submitted confidentially or anonymously.

Stock Retention Guidelines

To further align officers’ interests with stockholders’ interests, in August 2005, our Board of Directors adopted stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 2.5 times base salary for executive officers and 4 times base salary for the Chief Executive Officer). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of stock options and vesting of restricted stock units granted on or after August 24, 2005 until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

In addition, in August 2005, the Board of Directors adopted stock ownership guidelines that require directors to retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon exercise of stock options and vesting of restricted stock awards granted in and after August 2005 until the required minimum ownership is achieved.

Evaluations of Board and Committee Performance

Each year the Nominating and Corporate Governance Committee of our Board of Directors conducts an evaluation process focusing on the effectiveness of the Board of Directors as a whole, the performance of each committee of the Board of Directors and the performance of each individual Board member. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information. The evaluation process is designed to facilitate ongoing, systematic examination of the Board of Directors, each committee’s effectiveness and accountability, and each individual’s performance, and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designed and coordinated the Board of Directors, committee, and individual director evaluations, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee, the full Board of Directors, and each individual director.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of the following related party transactions between us and our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

•	Ed Cooper, son-in-law of William C. O’Neil Jr., an Outside Director, was a non-management partner in a partnership that owned the building in which our primary corporate office was located prior to April 2008. We made rental payments of approximately $2,016,000 to the partnership in fiscal 2008. We relocated to our new corporate headquarters in April 2008 and do not expect to make any future payments to this partnership.

•	Christopher Cigarran, Senior Vice President of Human Resources and Organizational Development, is the son of Chairman Thomas G. Cigarran and received aggregate cash compensation of approximately $251,700 during fiscal 2008 and equity awards commensurate with our other senior vice presidents.

•	Robert L. Chaput, our Executive Vice President, Operations Services, is the spouse of Mary A. Chaput, our Chief Financial Officer and Executive Vice President. Mr. Chaput and Ms. Chaput received aggregate cash compensation of approximately $360,000 and $440,000 during fiscal 2008, respectively. Mr. Chaput and Ms. Chaput also receive equity awards commensurate with our other executive vice presidents.

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee considers the relevant information and facts available to it regarding the Interested Transaction and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term or until his/her successor is elected and qualified. The directors to be elected at the 2009 Annual Meeting of Stockholders will serve until the Annual Meeting of Stockholders in 2012 (the “Class III” directors). Four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2010 (the “Class I” directors), and three directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2011 (the “Class II” directors).

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board of Directors may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each share of Common Stock held by such stockholder for each director.

The following persons are the nominees for election to serve as Class III directors. All nominees are presently directors of the Company and were previously elected by the stockholders. Certain information relating to the nominees, which the individuals named have furnished to us, is set forth below. Mr. Herr, who has served on the Company’s Board of Directors since 1988, is retiring from the Board of Directors effective on the date of the 2009 Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR each nominee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Jay C. Bisgard, M.D.	III; 2009	Dr. Bisgard, 66, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.
Mary Jane England, M.D.	III; 2009	Dr. England, 70, has been a director of the Company since September 2004. Dr. England has served as President of Regis College in Weston, Massachusetts since July 2001. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the board of directors of NSF International.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

John A. Wickens	III; 2009	Mr. Wickens, 52, has been a director of the Company since February 2007. He was National Health Plan President of UnitedHealth Group from January 2004 to February 2006 and South Division President from September 2001 to December 2003. Prior to that time, he served in various capacities at UnitedHealth Group beginning in 1995. Mr. Wickens currently serves on the boards of directors of The Wellness Community, U.S.A. Track & Field Foundation, and UnitedHealthcare Children’s Foundation.

The following seven persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to us by the individuals named.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

William C. O’Neil, Jr.	I; 2010	Mr. O’Neil, 74, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of American HomePatient Inc., where he is a member of the Audit Committee, and Advocat, Inc., where he serves as Chair of the Audit Committee. Mr. O’Neil is a member of the Compensation Committee on each of these boards of directors.
Ben R. Leedle, Jr.	I; 2010	Mr. Leedle, 47, has served as director of the Company since August 2003, and as Chief Executive Officer of the Company since September 2003. Mr. Leedle served as President of the Company from May 2002 through October 2008. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

Alison Taunton-Rigby, Ph. D.	I; 2010	Dr. Taunton-Rigby, 64, has been a director of the Company since November 2005. Dr. Taunton-Rigby is the founder and Chief Executive Officer of RiboNovix, Inc., a private biotechnology company, since 2003. From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a private medical device company. From 1995 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc., (Cambridge Biotech Corporation) a publicly-traded biotechnology company. She serves on the boards of directors of the RiverSource Funds, Abt Associates, where she serves as Chair of the Audit Committee, and Idera Pharmaceuticals, Inc., where she is a member of both the Audit and Compensation Committees. Dr. Taunton-Rigby also serves on the board of The Children’s Hospital, Boston.
L. Ben Lytle	I; 2010	Mr. Lytle, 62, has been a director of the Company since February 2007. He was the Chief Executive Officer and Chairman of Axia Health Management, LLC from November 2004 until the Company’s acquisition of Axia in December 2006. Prior to Axia, Mr. Lytle was the Chief Executive Officer of Anthem (now Wellpoint, Inc.) from 1989 to 1999 and non-executive Chairman of the Board from 1999 to 2003. Mr. Lytle currently serves on the boards of directors of Duke Realty Corporation, where he serves as Lead Director and as Chair of the Governance Committee, and Univita, LLC, where he is the Chairman.
Thomas G. Cigarran	II; 2011	Mr. Cigarran, 67, has served as Chairman of the Company since August 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also serves as chairman of the Board of Directors of AmSurg Corp.
C. Warren Neel, Ph. D.	II; 2011	Dr. Neel, 70, has been a director of the Company since October 1991. Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2002. Dr. Neel is also a director of Saks, Inc. where he serves as Chair of the Audit Committee and as a member of the Governance Committee.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information

John W. Ballantine	II; 2011	Mr. Ballantine, 62, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. Mr. Ballantine currently serves as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm, and a member of the Board of Trustees of Window to the World Communications, Inc, a non-profit corporation. He also serves as a director of DWS Funds, where he is a member of the Audit Committee, and Portland General Electric, where he serves on the Compensation Committee and is Chairman of the Finance Committee.

Executive Compensation

Compensation Discussion and Analysis

This section explains the compensation of our Named Executive Officers for fiscal 2008, who are:

Name	Position

Ben R. Leedle, Jr.	Chief Executive Officer
Mary A. Chaput	Chief Financial Officer
James E. Pope,	M.D. Chief Science Officer
Matthew Kelliher	President - International
Robert E. Stone	Chief Strategy Officer

The Compensation Committee (the “Committee”) of our Board sets and administers the policies that govern compensation of our executive officers, including:

•	Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level for each such person based on this evaluation;

•	Reviewing and recommending to the Board for approval any changes in executive officer incentive compensation plans and equity-based plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value. Only independent directors serve on the Committee.

Compensation Philosophy.  The Committee reviews its compensation philosophy periodically, and at least on an annual basis. The Committee has determined that the best course of action at this time is to align compensation with the unique talent and business needs of Healthways. We believe this is best accomplished through the following objectives:

•	To attract, retain and motivate talented executives by providing overall compensation that is performance-based, externally competitive and internally equitable based upon the specific conditions for each Named Executive Officer;

•	To closely align the interests of executives with those of stockholders and the long-term interests of the Company through a significant share of total compensation based on long-term incentives, including both equity and operational performance-based plans; and

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget — only if our publicly disclosed financial expectations are attained.

We use the following compensation vehicles to meet these objectives:

•	Appropriate base salaries;

•	Modest short-term incentives, based upon EPS guidance, where the plan is not funded until our publicly disclosed financial expectations are met; and

•	Significant long-term incentives where stock options and restricted stock are the equity vehicles used along with a performance cash plan based upon the achievement of cumulative EPS over a three-year period.

The Committee reviews annually our executive compensation policies in light of our financial performance, annual budget, and the compensation policies of similar companies, including the peer group companies discussed below. The compensation of individual executives is then reviewed annually by the Committee in light of such executive’s performance and the Committee’s executive compensation policies for that year. The Committee believes that our compensation strategies have been effective in promoting retention and are aligned with the Committee’s compensation philosophy and our company culture, which places a significant value on highly-performing individuals.

Overview of Compensation Process.  The Committee annually reviews the compensation of the Chief Executive Officer and the other executive officers to ensure they are rewarded appropriately for their contributions to the Company. This same review is conducted for all Section 16 officers and direct reports of the Chief Executive Officer. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the last fiscal quarter of the preceding fiscal year and the first fiscal quarter of the current fiscal year.

Compensation Benchmarking Process.  As stated above, with respect to annual salary and the various short-term and long-term incentive awards available to the Named Executive Officers, the Committee considers the external competitiveness, the internal equity and the executive’s performance in determining the compensation awarded. As part of the executive compensation process, the Committee reviews the Named Executive Officers’ compensation against external references to ensure that the compensation is appropriate. These external comparisons only provide a point of reference as we do not use specific formulas to determine compensation levels reflecting the responsibilities of a particular officer position. The external references used in setting fiscal 2008 compensation consisted of the following publicly-traded peer group:

AMN Healthcare Services, Inc.	ResMed, Inc.
Covance, Inc.	SRA International, Inc.
Digitas, Inc.	CheckFree Corp.
Emdeon Corp.	G&K Services, Inc.
HealthExtras, Inc.	Gartner, Inc.
IMS Health, Inc.	John Wiley & Sons
inventive Health, Inc.	Meredith Corp.
Jack Henry & Associates, Inc.	MoneyGram International, Inc.
Pediatrix Medical Group, Inc.	MSC Industrial Direct Company, Inc.
Progress Software Corp.	WellCare Health Plans, Inc.
Psychiatric Solutions, Inc.

In April 2007, the Committee worked with Towers Perrin (“Towers Perrin”), an independent executive compensation consultant, and management to select this peer group. As the industry leader in a relatively new market, the health and care support services industry, the Committee believed that an industry peer group would not necessarily create a satisfactory and meaningful comparison group due to the relatively small number of publicly-traded competitors in our industry and the relative size of such competitors. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size, growth and complexity are similar to ours. As a result, the companies above were selected as peers for compensation comparison purposes because of their similarity to the Company in terms of size (revenues, market capitalization, number of employees, and/or operating income), their industry classification, growth and financial performance and/or the existence of publicly available data.

Role of External Consultants.  During each of fiscal 2005 and fiscal 2007, the Committee engaged Towers Perrin, and together with the Board, examined the Company’s overall compensation and benefits program, and in particular, our long-term incentive compensation programs. At the Committee’s request, Towers Perrin performed several analyses, including peer group and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. These analyses assisted the Committee in determining if such compensation programs were advisable based on our current and expected financial position and strategic goals, as well as informing the Committee of developments in corporate governance and compensation design. Following the Committee’s examination of our long-term incentive compensation structure, the Committee determined that, in order to maintain a competitive position in the healthcare services industry and continue to attract and retain qualified colleagues, it was appropriate to adjust the long-term compensation program so that the Named Executive Officers would be eligible to receive a combination of stock options, restricted stock units and performance-based cash awards. The aggregate amounts of such awards would vary with Company and individual performance and with the level of responsibility. The intent was to deliver long-term incentive awards that, when combined with base salaries and annual short-term incentive awards, would result in total compensation levels that were internally equitable and externally competitive.

At the completion of fiscal 2008, the Committee initiated a request for proposal (RFP) process in connection with engaging an independent executive compensation consultant to review the Company’s executive compensation program. Following the RFP process, the Committee selected Hewitt Associates, Inc. (“Hewitt”) to serve as the Committee’s independent executive consultant.

Role of Management.  As part of the compensation process, the Committee solicits the views and recommendations of our Chief Executive Officer when determining the compensation of each of our Named Executive Officers, given his insight into their key contributions and performance. The Chief Executive Officer summarizes his assessment of the performance during the previous year of each of his direct reports, including each of the Named Executive Officers, based on the established performance objectives that were previously approved by the Committee for that fiscal year. The Chief Executive Officer also provides his recommendations on any compensation adjustments for each of his direct reports, including each of the Named Executive Officers. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee meets to review the performance of each Named Executive Officer, discuss, and recommend to the independent directors any compensation adjustments for each of the Named Executive Officers, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s and the Committee’s assessment of individual performance, and the Company’s performance.

The process is similar for determining any compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation.

CEO Compensation Determination.  The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee based on the performance objectives previously approved by the Committee. For fiscal 2008, these performance objectives were based on maximizing stockholder value by producing strong revenue and earnings growth; maintaining our company culture; recruiting and retaining highly qualified individuals necessary to support our growth; and effective short, intermediate and long-term strategic planning. During the first quarter of each fiscal year, the Committee meets in executive session to review the Chief Executive Officer’s performance and discuss and recommend to the independent directors any compensation adjustment, based on the competitive compensation analysis, its assessment of the Chief Executive Officer’s performance in light of the pre-approved performance objectives, the Company’s performance and the level of Chief Executive Officer compensation relative to our other Named Executive Officers.

Compensation Decisions for Fiscal 2008.  In determining the compensation for the Named Executive Officers for fiscal 2008, the Committee utilized the executive compensation structure established with the assistance of Towers Perrin as a guideline, together with its own assessment of (i) the performance, responsibilities, expectations and contribution of each Named Executive Officer with the assistance of management as described above, (ii) the competitiveness of the Company’s executive compensation and (iii) internal pay equity. The specific analysis regarding the components of total executive compensation for fiscal 2008 is described in detail below.

Base Salary.  As discussed above, each year the Committee reviews and approves a revised annual salary plan for our Named Executive Officers, taking into account several factors, including prior year salary, responsibilities, performance against the individual objectives previously approved by the Committee, salaries paid by comparable companies for comparable positions, internal pay equity within the Company’s overall pay scale, and the Company’s recent financial performance. In determining whether an increase in base compensation for the Named Executive Officers (other than the Chief Executive Officer) was appropriate for fiscal 2008, the Committee reviewed recommendations of and consulted with the Chief Executive Officer. The Committee determined on the basis of discussions with the Chief Executive Officer and the experience of its members in business generally and with the Company specifically what it viewed to be appropriate levels of base compensation after taking into consideration the factors discussed above. Taking all of these factors into account, the Committee approved and recommended to the independent directors conservative base salary adjustments for our Named Executive Officers in the following amounts:

	Fiscal 2008	Fiscal 2007	Percentage
Name	Base Salary	Base Salary	Increase

Ben R. Leedle, Jr.	$685,000	$660,000	3.8%
Mary A. Chaput	375,167	359,700	4.3%
James E. Pope, M.D.	404,400	385,143	5.0%
Matthew Kelliher	348,381	341,550	2.0%
Robert E. Stone	353,430	346,500	2.0%

Short-Term Incentive Plan Compensation.  As stated above, short-term incentive awards are offered to the Named Executive Officers to align their annual compensation with the interests of our stockholders. For fiscal 2008, our Named Executive Officers were eligible to earn cash bonuses provided that our actual earnings per share for our domestic business (“Domestic EPS”) exceeded our targeted Domestic EPS. The Committee chose Domestic EPS as the performance measure because it believes there is a strong correlation between Domestic EPS growth and growth in stockholder value. The Committee excluded the impact of the Company’s international operations on the short-term incentive targets as a result of the relative newness of the Company’s international operations. For fiscal 2008, as discussed below, no short-term incentive plan compensation was awarded to the Company’s Named Executive Officers based on the Company not meeting its Domestic EPS targets.

The 2008 short-term incentive plan is structured as a “self-funded” plan in that, upon achievement of a minimum level of Domestic EPS, which was set at $1.92 for fiscal 2008, 100% of all incremental earnings would fund the short-term incentive plan until the short-term incentive awards for Named Executive Officers were 50% funded. In order to fully fund the short-term incentive awards for Named Executive Officers for fiscal 2008, the Company would have been required to reach a target level of Domestic EPS of $1.95, provided that the short-term incentive awards were funded only to the extent that the Company’s overall Domestic EPS (after taking into account the funding of the short-term incentive awards) remained at or above the Domestic EPS target. Thereafter, 50% of all incremental earnings would continue to fund the short-term incentive plan.

The Committee established the minimum and target levels of Domestic EPS of $1.92 and $1.95, respectively, during the first quarter of fiscal 2008 after consulting with our senior management regarding our expected financial performance for fiscal 2008.

For fiscal 2008, all of our Named Executive Officers (other than the Chief Executive Officer) were eligible to receive a target award of 45% of their base salary, and the Chief Executive Officer was eligible to receive a target award of 60% of his base salary, provided that the Named Executive Officers could receive awards in excess of such amounts in the event the Company substantially exceeded its Domestic EPS target.

For fiscal 2008, based on our actual Domestic EPS of $1.61 not meeting our minimum level of Domestic EPS of $1.92, no short-term incentive plan compensation was awarded to our officers, including our Named Executive Officers. However, based on the structure of the short-term incentive plan, which funds short-term incentive awards for non-officers before funding any awards for our officers, we awarded a portion of the target awards for non-officers for fiscal 2008.

Long-Term Incentive Compensation.  As described above, one of our key compensation philosophies is that long-term incentive compensation should strengthen and align the interests of our Named Executive Officers with our stockholders. To meet our objectives, the Committee determined that long-term incentive compensation for fiscal 2008 for our Named Executive Officers should utilize a combination of stock options, restricted stock units and performance-based cash awards:

		Estimated
		Percentage of
		Long-Term Incentive
Vehicle	Objective	Compensation

Stock options	Promote share price appreciation	50%
Restricted stock units	Minimize stockholder dilution and increase executive retention	25%
Performance-based cash awards	Align executive awards with the Company’s financial goals	25%

The Committee believes that our long-term incentive compensation program is a key component of our retention strategy and is integral to our ability to achieve our performance goals. The Committee also believes this mix of long-term compensation will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.

Long-term incentive awards are generally granted to eligible employees, including our Named Executive Officers, on an annual basis. That award is generally made during the first fiscal quarter after the Committee has had the opportunity to review the full year results for the prior year. The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer. We anticipate that due to the recent change in the Company’s fiscal year, the annual long-term incentive awards for fiscal 2008 performance will be made in early calendar 2009.

Equity Awards.  On October 8, 2007, the date of the Committee’s approval of such awards, non- qualified options for the purchase of the Company’s common stock and restricted stock units of the Company’s common stock were granted to our Named Executive Officers for fiscal 2007 performance pursuant to our 2007 Stock Incentive Plan (the “2007 Plan”). The aggregate grant date fair value of the option awards (valued in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”)) and restricted stock units (based on the aggregate fair market value of the Company’s common stock on the date of grant) granted to the Named Executive Officers was equal to 210% of fiscal 2007 base salary for Mr. Leedle and 120% of fiscal 2007 base salary for each of the other Named Executive Officers. The amount of long-term incentive awards for each of the Named Executive Officers, as a percentage of base salary, was consistent with the long-term incentive guidelines approved in fiscal 2005. Following are the equity awards granted to the Named Executive Officers in fiscal 2008, including the performance awards granted in October 2007 for fiscal 2005, 2006 and 2007 performance, which were not paid in cash but rather replaced with equity awards having equivalent value:

	Number of		Number of Restricted
	Non-Qualified Stock		Stock Units Subject
	Options Subject to		to Time-Based
Name	Time-Based Vesting	Exercise Price(1)	Vesting

Ben R. Leedle, Jr.(2)	42,721	$55.01	11,377
Mary A. Chaput(3)	13,085	$55.01	3,442
James E. Pope, M.D.(4)	13,971	$55.01	3,667
Matthew Kelliher(5)	12,543	$55.01	3,323
Robert E. Stone(6)	12,657	$55.01	3,340

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	Of the fiscal 2008 equity awards granted to Mr. Leedle, 6,435 non-qualified options and 2,979 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(3)	Of the fiscal 2008 equity awards granted to Ms. Chaput, 1,784 non-qualified options and 826 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(4)	Of the fiscal 2008 equity awards granted to Dr. Pope, 1,871 non-qualified options and 866 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(5)	Of the fiscal 2008 equity awards granted to Mr. Kelliher, 1,813 non-qualified options and 839 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

(6)	Of the fiscal 2008 equity awards granted to Mr. Stone, 1,771 non-qualified options and 820 restricted stock units represent the performance cash component of the long-term incentive program that was awarded as equity rather than cash.

The nonqualified options are subject to the terms of the 2007 Plan and the individual award agreements. The Committee believes equity grants should be reflective of the long-term strategy of the Company and should have maximum retention value. To achieve this objective, a four-year vesting schedule was put in place on each equity award. Specifically, each of the options vests 100% on the fourth anniversary of the grant date, has a seven-year term, and an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NASDAQ on the grant date. The restricted stock units are subject to the terms of the 2007 Plan and the individual award agreements. Each of the restricted stock units vests 100% on the fourth anniversary of the grant date. Generally, all equity awards granted to Named Executive Officers fully vest in the event of a Change in Control (as defined in the 2007 Plan) of the Company. In addition, as provided in the employment agreements of our Named Executive Officers (other than Mr. Kelliher), in the event of a termination without cause or resignation by the executive for good reason, the equity awards would accelerate and fully vest. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 35 of this Proxy Statement.

Performance Awards.  To closely align the Named Executive Officers’ compensation to the Company’s financial goals, beginning in August 2005 the Committee implemented performance cash awards to supplement the equity awards described above to its Named Executive Officers based on the Company’s EPS growth over a three-year period. The performance cash awards were designed to represent approximately 25% of the total long-term incentive award made to each executive officer. Specifically, these performance cash awards are based on the Company’s average EPS growth (excluding the impact of the long-term incentive awards) over a three-year period. In calculating the average three-year EPS growth, the Company excluded the impact of long-term incentive awards in order to account for the adoption of FAS 123R in September 2005 so as to make meaningful comparisons of EPS growth both before and after adoption of FAS 123R. For fiscal 2008, the performance awards for the Named Executive Officers were based on the following formula:

Performance Award (1) = (average base salary for such executive over the most recent three fiscal years) times (the Company’s average EPS growth (excluding the impact of the long-term incentive awards) over the most recent three fiscal years).

(1) Our Chief Executive Officer is paid an amount equal to 2 times the performance cash award (calculated above). The additional amount of performance award that may be paid to our Chief Executive Officer is intended to make his total compensation externally competitive while maintaining a significant percentage of his total compensation in performance-based compensation.

Based on the above formula, the following performance cash awards for performance in fiscal 2006, 2007 and 2008 were awarded to our Named Executive Officers in November 2008:

Name	Performance Cash Award

Ben R. Leedle, Jr.	$318,167
Mary A. Chaput	87,097
James E. Pope, M.D.	92,243
Matthew Kelliher	83,421
Robert E. Stone	84,239

Although the performance awards granted in October 2007 for fiscal 2005, 2006 and 2007 performance were paid in equity awards (split equally between stock options and restricted share units) rather than cash, the Committee determined that, based on the limited number of shares available for grant under the 2007 Plan, the fiscal 2008 performance awards should be paid in cash.

Long-Term Performance Award for Mr. Kelliher.  The Committee believes Healthways’ international business represents a substantial growth opportunity for the Company. In order to properly align and incentivize Mr. Kelliher to develop the Company’s international business operations in a profitable manner, on September 29, 2006, the Committee granted a long-term performance award to Mr. Kelliher under the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”). This award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four-year period beginning on September 1, 2006 and ending on August 31, 2010. The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. The maximum amount that Mr. Kelliher may earn under this long-term performance award during any fiscal year within the four-year performance period is $1,000,000. This is in addition to long-term incentives he receives for being an executive officer. For fiscal 2008, Mr. Kelliher was granted a long-term performance award of $308,204 based upon achieving certain targets discussed above with respect to the Company’s international business operations.

Earned amounts generally vest on August 31, 2010 based on continued eligible employment during the performance period and are eligible to be paid to Mr. Kelliher after vesting. Accelerated vesting will result if (1) Mr. Kelliher terminates employment due to disability, death, or an event that entitles him to severance benefits under his employment agreement, or (2) Mr. Kelliher remains an eligible employee on a Change in Control (as defined under the 1996 Plan) or a sale of the Company’s international business operations. Except as described below, earned and vested amounts will be paid as soon as practicable following the performance period or, if earlier, an event described in (2) above.

As consideration for this award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years after terminating employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under this award will not be payable if Mr. Kelliher materially breaches any of these obligations.

Stock Retention Guidelines.  To further align officers’ interests with stockholders’ interests, in August 2005, our Board of Directors adopted stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 2.5 times base salary for Named Executive Officers and 4 times base salary for the Chief Executive Officer). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of stock options and vesting of restricted stock units granted on or after August 24, 2005 until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

Retirement Plans.  The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as Named Executive Officers involves providing methods for those individuals to save for retirement. As part of the 401(k) Plan, which is based on a calendar year, we have provided a matching contribution of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contributions for calendar 2007 and 2008, as established by the Internal Revenue Service, was $15,500, plus for fiscal 2008, a $5,000 “catch-up contribution limit (only for those over 50 years old). Approximately 29% of the Company matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest after five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.

Under our Capital Accumulation Plan, which is based on a calendar year, we make contributions to the Capital Accumulation Plan on behalf of all of our officers, including the Named Executive Officers, that for calendar 2008 are based on (a) the officer’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company Domestic EPS for fiscal 2008 established prior to the start of the Capital Accumulation Plan year (calendar year 2008) by the Committee. Under the Capital Accumulation Plan, the Committee has discretion to modify the performance target. As discussed below, in fiscal 2008, the Committee exercised this discretion by resetting the performance target for fiscal 2008 to reflect the Company’s publicly stated guidance, as revised in February 2008. The Committee determined to reset the CAP targets in order to continue to incentivize the participants to deliver on the reset financial expectations established in February 2008. In making this determination, the Committee considered the fact that the car allowance previously available to all officers of the Company had been discontinued for all officers, no performance award was made under the Capital Accumulation Plan for fiscal 2007 performance, and no short-term incentive award was paid to officers for fiscal 2007 performance or would likely be paid for fiscal 2008 performance.

For fiscal 2008, the portion of the Company’s contribution that was based on the officer’s voluntary salary deferrals provided that to the extent the officer could not defer at least 6% of his/her base salary under the 401(k) Plan because of Internal Revenue Service maximum contribution limits, then the officer could defer the difference between his/her actual deferral and 6% of his/her annual base salary into the Capital Accumulation Plan, and the Company would provide a matching contribution of up to 52% of the amount deferred. Each officer was also eligible to contribute up to an additional 4% of base salary into the Capital Accumulation Plan, but no matching contribution will be made by the Company for this portion of the salary deferral.

With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2008 established by the Committee, officers were eligible to receive a Company contribution of between 3.5% and 18.5% of base salary for calendar 2008, based on our actual Domestic EPS as compared to the Domestic EPS target. For fiscal 2008, the Domestic EPS target at which contributions begin was initially set at $1.88, and was adjusted to reflect the Company’s publicly stated Domestic EPS guidance of $1.61, as revised in February 2008. Awards are made as of December 31 of each year but are based on performance criteria for the fiscal year ended August 31 during that year. Based on the Company’s Domestic EPS for fiscal 2007, no performance award under the

Capital Accumulation Plan was credited to officers during fiscal 2008. Based on the Company’s EPS for fiscal 2008 a performance award of 7.8% of base salary earned during calendar 2008 under the Capital Accumulation Plan will be made to our officers on December 31, 2008, including our Named Executive Officers, for fiscal 2008 financial performance.

The Company’s contributions to the Capital Accumulation Plan vest equally over four years from the beginning of the plan year, and vested amounts are paid out upon the earliest of (1) one year following an officer’s termination of employment, (2) one year following normal or early retirement, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each Capital Accumulation Plan year by the officer, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. The Capital Accumulation Plan is not funded and is carried as an unsecured obligation of the Company. Each of the Named Executive Officers participated in the Company’s Capital Accumulation Plan during fiscal 2008.

Severance and Change of Control Benefits.  The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a generally competitive recruiting environment within our industry. The Committee also believes that a change in control arrangement provides an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Although the Committee independently reviewed the potential severance and change in control payments in light of their reasonableness as part of negotiating the employment agreements with our Named Executive Officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. In connection with the amended and restated employment agreements entered into with the Named Executive Officers in February 2006, the Committee assessed the reasonableness of the potential severance and change in control payments. For a detailed discussion of potential severance and change of control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of fiscal 2008, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 35 of this Proxy Statement.

Perquisites and Other Benefits.  The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to the Nashville, Tennessee area in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with such payments. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance, and life insurance. All officers of the Company, including the Named Executive Officers, received a car allowance of $300 per month. However, effective June 1, 2008, the car allowance was discontinued for all officers, including the Named Executive Officers. In addition, pursuant to Mr. Stone’s employment agreement, the Company paid life insurance premiums on behalf of Mr. Stone in fiscal 2008 in an amount equal to $11,004.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on our tax return of compensation over $1.0 million to the Chief Executive Officer, Chief Financial Officer, or any of the other three most highly compensated Named Executive Officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Committee considered the impact of Section 162(m) in setting compensation for fiscal 2008 with the goal of providing for compensation that was deductible to the extent permitted while simultaneously providing compensation consistent with the Company’s philosophy. The Committee intends to structure performance-based compensation awarded in the future to Named Executive Officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for fiscal 2009.  In evaluating how best to implement our compensation philosophy for fiscal 2009, the Committee reviewed with management and its independent compensation consultant our long-term incentive compensation strategy. The Committee determined that a long-term incentive compensation strategy utilizing a mix of stock options, restricted stock units and performance-based cash compensation as part of our overall compensation strategy continues to be a key component of our ability to attract, retain and motivate our management team. The significant decline in our stock price has resulted in our outstanding stock options being significantly out of the money as a result of the exercise price of these options being significantly in excess of the current trading prices of our stock. As a result, we do not believe these outstanding options provide the retentive and incentive value that was the basis for their grant, yet we continue to incur the ongoing compensation cost related to these options as measured at their grant dates. In addition, we do not have a sufficient number of shares available under our 2007 Stock Incentive Plan to include equity based awards as a component of our long-term incentive compensation strategy consistent with our compensation philosophy. After considering this situation with management and the Committee’s independent compensation consultant, the Committee and the Board of Directors determined that it was in the best interests of our stockholders to offer to purchase from our employees (other than our chief executive officer) options granted between September 1, 2004 and August 15, 2008 granted under our stock incentive plans. These options have exercise prices ranging from $25.31 to $66.97 per share. The per option cash amount that we are offering to pay for each eligible option that is tendered to us ranges from $0.29 to $2.10. At the commencement of the offer, there were options to purchase 1,321,502 shares of our common stock that were outstanding and subject to the offer. Shares underlying any options purchased pursuant to the offer will increase the shares available for grant under the 2007 Stock Incentive Plan. The Committee intends to meet following the expiration of the offer to review the pool of shares available under the 2007 Stock Incentive Plan and to determine the appropriate mix of stock options, restricted stock units and performance-based cash compensation as part of our long-term incentive compensation for our management team.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Jay C. Bisgard, M.D., Chairman
Alison Taunton-Rigby, Ph.D.
C. Warren Neel, Ph.D.
Mary Jane England, M.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation Committee of the Board of Directors was composed of Mr. Ballantine (through February 2008) and Drs. Bisgard, Neel, England, and Taunton-Rigby. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding the compensation to our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (the “Named Executive Officers”) during fiscal 2008 and 2007.

The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for fiscal 2008 or 2007. As described under “Compensation Discussion and Analysis,” no payments that would be characterized as “Non-Equity Incentive Plan Compensation” were made to the Named Executive Officers pursuant to the terms of the 2008 Annual Incentive Award Plan or the 2007 Short-Term Incentive Plan.

Based on the dollar amounts recognized for financial statement reporting purposes for equity incentives and the base salary of the Named Executive Officers, “Salary” accounted for approximately 24% of the total compensation of the Named Executive Officers in fiscal 2008 and 2007; equity-based incentive compensation accounted for 62% and 74% of total compensation in fiscal 2008 and 2007, respectively; and other compensation accounted for 14% and 2% of total compensation in fiscal 2008 and 2007, respectively.

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
			Stock	Option		Incentive Plan		Compensation	All Other
			Awards($)	Awards($)		Compensation($)		Earnings($)	Compensation($)
Name and Principal Position	Year	Salary($)	(1)	(2)		(3)		(4)	(5)		Total ($)

Ben R. Leedle, Jr.	2008	$685,000	$335,333	$3,383,374		$318,167		$15,244	$75,672	(7)	$4,812,790
Chief Executive Officer	2007	$660,000	$185,096	$3,991,863	(6)	$—		$17,021	$21,504		$4,875,484
Mary A. Chaput	2008	$375,167	$104,871	$303,485		$87,097		$7,220	$45,102		$922,942
Executive Vice President and Chief Financial Officer	2007	$359,700	$59,301	$338,344		$—		$8,659	$14,538		$780,542
James E. Pope, M.D.	2008	$404,400	$109,910	$620,871		$92,243		$7,791	$46,862		$1,282,077
Executive Vice President and Chief Science Officer	2007	$385,143	$61,483	$827,630	(8)	$—		$8,207	$13,520		$1,295,983
Matthew E. Kelliher	2008	$348,381	$106,884	$307,666		$391,625	(9)	$6,841	$35,772		$1,197,169
President, International
Robert E. Stone	2008	$353,430	$104,221	$302,265		$84,239		$44,978	$50,442	(10)	$939,575
Executive Vice President and Chief Strategy Officer	2007	$346,500	$59,909	$339,568		$—		$42,554	$21,796		$810,327

(1)	Reflects the dollar amount recognized for stock awards for financial statement reporting purposes, disregarding the estimate of forfeitures, for the respective fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123(R)”). This column includes amounts from awards granted in and prior to the respective fiscal year.

(2)	Reflects the dollar amount recognized for option awards for financial statement reporting purposes, disregarding the estimate of forfeitures, for the respective fiscal year in accordance with FAS 123(R) and includes amounts from awards granted in fiscal 2003 through fiscal 2008. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended August 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30, 2008, and in footnote 1 to our audited financial statements for the fiscal year ended August 31,

2005, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 14, 2005.

(3)	Non-equity incentive plan compensation includes a performance cash plan, an annual incentive award plan, and a long-term performance award for Mr. Kelliher (see footnote 9).

For fiscal 2008, the amounts in the table represent the performance cash awards only as there were no annual incentive awards to executive officers for fiscal 2008 for the reasons described in the following paragraph. The performance awards were awarded in October 2008 for fiscal 2006, 2007 and 2008 performance. The performance awards that were awarded in October 2007 for fiscal 2005, 2006 and 2007 performance were not paid in cash but rather replaced with equity awards having equivalent value. Therefore, they were excluded from the Summary Compensation table above but were included in the “Grants of Plan-Based Awards in Fiscal 2007” table in the fiscal 2007 proxy statement.

Based on Domestic EPS for fiscal 2008 and total EPS for 2007, the Named Executive Officers did not earn any awards under the 2008 Annual Incentive Award Plan or the 2007 Short-Term Incentive Plan, respectively. Cash awards under these plans were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the respective fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008 and 2007, the Chief Executive Officer was eligible to receive an award up to 60% of his base salary, and the other Named Executive Officers were eligible to receive awards up to 45% of their base salary. Had our performance materially exceeded our targeted earnings per share and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence.

(4)	The amounts in this column represent the above-market portion of the Named Executive Officer’s earnings in our Capital Accumulation Plan. CAP account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

Based on a prime rate of interest of 8.25% and 7.5% at November 1, 2006 and 2007, respectively, interest on the CAP account balances during fiscal 2008 exceeded 120% of the applicable federal long-term rate. The above-market portion of earnings was calculated as the excess of the actual earnings during fiscal 2008 over what the earnings would have been using a weighted average of the applicable Federal long-term rate at November 1, 2006 and 2007.

Based on a prime rate of interest of 7% and 8.25% at November 1, 2005 and 2006, respectively, interest on the CAP account balances during fiscal 2007 exceeded 120% of the applicable federal long-term rate. The above-market portion of earnings was calculated as the excess of the actual earnings during fiscal 2007 over what the earnings would have been using a weighted average of the applicable Federal long-term rate at November 1, 2005 and 2006.

(5)	The amount in this column reflects Company contributions to our Retirement Savings Plan (the “401(k) Plan”) and CAP on behalf of the Named Executive Officer as well as insurance premiums we paid with respect to life insurance for the benefit of the Named Executive Officer. With regard to the CAP, it includes Company matching contributions earned by the Named Executive Officer during the fiscal year on his/her deferrals to the CAP during that time as well as performance awards made to the CAP by the Company on behalf of the Named Executive Officer on December 31 for the previous fiscal year’s financial performance. The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

For fiscal 2008, the table includes estimated performance awards to be made to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2008 based on the Company’s fiscal 2008 Domestic

EPS as compared to EPS targets set forth for the CAP. The amounts are as follows: Mr. Leedle ($53,430); Ms. Chaput ($29,263); Dr. Pope ($31,543); Mr. Stone ($27,568); and Mr. Kelliher ($27,174).

No performance awards under the Capital Accumulation Plan were made to our officers on December 31, 2007, including our Named Executive Officers, for fiscal 2007 financial performance based on the Company’s EPS for fiscal 2007 not meeting our EPS target.

The table above does not include performance awards made in fiscal 2007 to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2006. These awards were based on the Company’s fiscal 2006 performance and were reported as compensation in the 2006 Summary Compensation Table. The amounts were as follows: Mr. Leedle ($57,660); Ms. Chaput ($31,611); Dr. Pope ($33,167); and Mr. Stone ($31,202).

(6)	Includes $2.7 million in fiscal 2008 and $3.6 million in fiscal 2007 related to promotional equity grants committed to Mr. Leedle in 2003 in connection with his appointment as Chief Executive Officer. These grants were awarded in August 2003, 2004, and 2005.

(7)	Includes Company matching contributions of $14,075 earned by Mr. Leedle during fiscal 2008 on his deferrals to the CAP during that time.

(8)	Includes $0.1 million in fiscal 2008 and $0.3 million in fiscal 2007 related to a new hire grant awarded to Dr. Pope in fiscal 2004 as well as $0.3 million in each of fiscal 2008 and 2007 related to a promotional equity grant awarded to Dr. Pope in fiscal 2006 in connection with his appointment as Chief Operating Officer.

(9)	Includes a long-term performance award earned by Mr. Kelliher of $308,204 during fiscal 2008 based upon achieving certain targets with respect to the Company’s international business operations during this period. Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period from September 1, 2006 through August 31, 2010. Earned amounts generally vest on August 31, 2010 based on continued eligible employment during the four-year performance period. For a more detailed discussion of this award, see the “Employment Agreements” section of this Proxy Statement.

(10)	Includes $11,004 of insurance premiums we paid with respect to life insurance for the benefit of Mr. Stone in fiscal 2008.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth the plan-based awards granted to our Named Executive Officers during fiscal 2008.

							All Other	All Other
							Stock	Option
							Awards:	Awards:
							Number of	Number of	Exercise	Grant Date
							Shares of	Securities	or Base	Fair Value
		Estimated Possible Payouts Under					Stock or	Underlying	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)					Units(#)	Options(#)	Option	and Option
Name	Date	Threshold($)	Target($)		Maximum ($)		(6)	(6)	Awards ($/Sh)	Awards

Ben R. Leedle, Jr.		$—	$411,000	(2)		(2)
Ben R. Leedle, Jr.		$—	$318,167	(3)		(4)
Ben R. Leedle, Jr.	10/8/07						11,377			$625,849
Ben R. Leedle, Jr.	10/8/07							42,721	$55.01	$1,087,853
Mary A. Chaput		$—	$168,825	(2)		(2)
Mary A. Chaput		$—	$87,097	(3)		(4)
Mary A. Chaput	10/8/07						3,442			$189,344
Mary A. Chaput	10/8/07							13,085	$55.01	$333,198
James E. Pope, M.D.		$—	$181,980	(2)		(2)
James E. Pope, M.D.		$—	$92,243	(3)		(4)
James E. Pope, M.D.	10/8/07						3,667			$201,722
James E. Pope, M.D.	10/8/07							13,971	$55.01	$355,759
Matthew E. Kelliher		$—	$156,771	(2)		(2)
Matthew E. Kelliher		$—	$83,421	(3)		(4)
Matthew E. Kelliher		$—	$308,204	(5)	$1,000,000	(5)
Matthew E. Kelliher	10/8/07						3,323			$182,798
Matthew E. Kelliher	10/8/07							12,543	$55.01	$319,397
Robert E. Stone		$—	$159,044	(2)		(2)
Robert E. Stone		$—	$84,239	(3)		(4)
Robert E. Stone	10/8/07						3,340			$183,733
Robert E. Stone	10/8/07							12,657	$55.01	$322,299

(1)	Non-equity incentive plan awards include performance cash awards, annual incentive awards, and a long-term performance award (Mr. Kelliher only). Cash awards under the 2008 Annual Incentive Award Plan were based upon a comparison of our actual Domestic EPS and targeted EPS as approved by the Compensation Committee for fiscal 2008 at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. Based on Domestic EPS for fiscal 2008, the Named Executive Officers did not earn any awards under the 2008 Annual Incentive Award Plan; therefore, no amounts are shown as compensation in the Summary Compensation Table.

(2)	Under the 2008 Annual Incentive Award Plan, the Chief Executive Officer was eligible to receive an award up to 60% of his base salary, and the other Named Executive Officers were eligible to receive awards up to 45% of their base salary. Had our performance materially exceeded our targeted earnings per share for our domestic business and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence. Therefore, there is no maximum on the possible payout that could be earned for fiscal 2008.

(3)	Under our performance-based cash incentive plan for fiscal 2008, the Named Executive Officers were eligible to receive cash awards based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period (our Chief Executive Officer is paid an amount equal to 2 times the performance cash award). The amounts in the table represent the actual awards made to the Named Executive Officers resulting from this formula.

(4)	There is no maximum amount that could be paid for fiscal 2008 since these performance-based awards are calculated based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years.

(5)	Under the terms of the long-term performance award granted to Mr. Kelliher, more fully described in the “Employment Agreements” section below, Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period from September 1, 2006 through August 31, 2010 based upon achieving certain targets with respect to the Company’s international business operations. The maximum amount that Mr. Kelliher may earn during any fiscal year within the four-year performance period is $1,000,000. The target amount shown in the table above represents the actual amount earned by Mr. Kelliher during fiscal 2008. Earned amounts generally vest on August 31, 2010 based on continued eligible employment during the four-year performance period.

(6)	Awards were granted under the 2007 Stock Incentive Plan.

Compensation Programs for Fiscal 2008

As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our fiscal 2008 compensation programs were base salary, short-term incentive plan compensation, equity awards, performance cash awards and awards under retirement plans. For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following tables provide information with respect to outstanding stock options and restricted stock units held by the Named Executive Officers as of August 31, 2008.

	OPTION AWARDS
		Number	Number
		of	of
		Securities	Securities
		Underlying	Underlying
	Option	Unexercised	Unexercised		Option	Option
	Grant	Options (#)	Options (#)		Exercise	Expiration
Name	Date	Exercisable	Unexercisable		Price($)	Date

Ben R. Leedle, Jr.	9/29/98	9,188	—		$2.48	9/29/08
	11/12/99	30,000	—		2.07	11/12/09
	6/23/00	11,250	—		1.36	6/23/10
	9/29/00	45,000	—		1.89	9/29/10
	10/8/01	150,000	—		11.58	10/8/11
	8/27/02	200,000	—		7.24	8/27/12
	8/27/03	300,000	—		17.51	8/27/13
	8/24/04	300,000	—		26.33	8/24/14
	8/24/05	—	335,798	(1)	43.44	8/24/12
	10/2/06	—	39,599	(1)	42.69	10/2/13
	10/8/07	—	42,721	(1)	55.01	10/8/14

Mary A. Chaput	10/1/01	90,000	—		$11.58	10/1/11
	8/27/02	100,000	—		7.24	8/27/12
	8/27/03	40,000	—		17.51	8/27/13
	8/24/04	25,000	—		26.33	8/24/14
	8/24/05	—	11,701	(1)	43.44	8/24/12
	10/2/06	—	12,445	(1)	42.69	10/2/13
	10/8/07	—	13,085	(1)	55.01	10/8/14

James E. Pope, M.D.	10/29/03	100,000	—		$21.67	10/29/13
	8/24/04	25,000	—		26.33	8/24/14
	8/24/05	—	12,274	(1)	43.44	8/24/12
	6/1/06	—	40,000	(1)	54.55	6/1/13
	10/2/06	—	12,757	(1)	42.69	10/2/13
	10/8/07	—	13,971	(1)	55.01	10/8/14

Matthew E. Kelliher	8/24/04	25,000	—		$26.33	8/24/14
	8/24/05	—	13,092	(1)	43.44	8/24/12
	10/2/06	—	12,445	(1)	42.69	10/2/13
	10/8/07	—	12,543	(1)	55.01	10/8/14

Robert E. Stone	6/23/00	12,000	—		$1.36	6/23/10
	9/29/00	45,500	—		1.89	9/29/10
	10/8/01	20,002	—		11.58	10/8/11
	8/27/02	40,000	—		7.24	8/27/12
	8/27/03	40,000	—		17.51	8/27/13
	8/24/04	25,000	—		26.33	8/24/14
	8/24/05	—	11,946	(1)	43.44	8/24/12
	10/2/06	—	12,445	(1)	42.69	10/2/13
	10/8/07	—	12,657	(1)	55.01	10/8/14

(1)	Award vests on the fourth anniversary of the date of grant.

	STOCK AWARDS
				Equity
				Incentive
				Plan
				Awards:
				Market or
			Market	Payout
		Number	Value of	Value of
		of Shares	Shares or	Unearned
		or Units	Units of	Shares,
		of Stock	Stock	Units or
	Stock	That Have	That Have	Other Rights
	Award	Not	Not	That Have
	Grant	Vested(#)	Vested($)	Not Vested($)
Name	Date	(2)	(3)	(3)

Ben R. Leedle, Jr.	8/24/05	8,235	$156,877
	10/2/06	9,838	187,414
	10/8/07	11,377	216,732

Mary A. Chaput	8/24/05	2,692	$51,283
	10/2/06	3,092	58,903
	10/8/07	3,442	65,570

James E. Pope, M.D.	8/24/05	2,824	$53,797
	10/2/06	3,169	60,369
	10/8/07	3,667	69,856

Matthew E. Kelliher	8/24/05	3,012	$57,379
	10/2/06	3,092	58,903
	10/8/07	3,323	63,303

Robert E. Stone	8/24/05	2,748	$52,349
	10/2/06	3,092	58,903
	10/8/07	3,340	63,627

(2)	Award vests on the fourth anniversary of the date of grant.

(3)	Market value was calculated by multiplying the number of restricted stock units in the previous column that have not vested as of August 31, 2008 times the closing bid price of our Common Stock on The NASDAQ Global Select Market on August 29, 2008 since August 31, 2008 fell on a Sunday.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information on stock option exercises by our Named Executive Officers during fiscal 2008. No restricted stock units held by our Named Executive Officers vested during fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired	on Exercise	Acquired	Value Realized
Name	on Exercise (#)	($)(1)	on Vesting (#)	on Vesting ($)

Ben R. Leedle, Jr.	5,625	$163,969	—	—
Mary A. Chaput	—	—	—	—
James E. Pope, M.D.	—	—	—	—
Matthew E. Kelliher	40,000	$1,640,016	—	—
Robert E. Stone	—	—	—	—

(1)	Value realized on exercise was calculated by multiplying the number of options exercised by the difference between the market price at exercise and the exercise price of the options.

Nonqualified Deferred Compensation in Fiscal 2008

Our Capital Accumulation Plan, which is based on a calendar year, is a nonqualified deferred compensation plan that allows highly compensated employees, including the Named Executive Officers, to defer up to 10% of their base salary. For a further discussion of the CAP, please see the “Compensation Discussion and Analysis” section beginning on page 15.

The following table shows the activity and ending balance in the CAP for each Named Executive Officer as of and for the year ended August 31, 2008.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Ben R. Leedle, Jr.	$61,622	$13,832	$34,504	$148,194	$416,435
Mary A. Chaput	$31,353	$4,364	$16,492	$79,796	$197,225
James E. Pope, M.D.	$40,440	$5,197	$17,353	$75,552	$210,393
Matthew E. Kelliher	$—	$—	$15,300	$99,257	$155,085
Robert E. Stone	$29,492	$3,863	$102,178	—	$1,287,810

(1)	These amounts are included in the Summary Compensation table in the “Salary” column.

(2)	This column includes a Company matching contribution made on December 31, 2007 on the Named Executive Officers’ deferrals to the CAP for calendar year 2007. A portion of this matching contribution was earned during fiscal 2008 and was reported as compensation in the Summary Compensation Table for fiscal 2008, with the remainder being reported as compensation in fiscal 2007. The portion reported as compensation for fiscal 2008 is as follows: Mr. Leedle ($4,611); Ms. Chaput ($1,455); Dr. Pope ($1,732); Mr. Stone ($1,288); and Mr. Kelliher ($0). The Company’s contributions to the CAP vest equally over four years.

As previously noted, no performance awards under the Capital Accumulation Plan were made to our officers on December 31, 2007, including our Named Executive Officers, for fiscal 2007 financial performance based on the Company’s EPS for fiscal 2007 not meeting our EPS target.

(3)	Amounts represent the Named Executive Officer’s earnings during fiscal 2007 on balances in the CAP. The above-market portion of the earnings in this column is included in the Summary Compensation table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Employment Agreements

We have employment agreements with Mr. Leedle, Ms. Chaput, Dr. Pope, and Mr. Stone that each began on September 1, 2005 and have a continuous term of two years thereafter. The agreements provide for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under each employment agreement is subject to annual review and may be increased by the Board of Directors, or a committee thereof, as it may deem advisable. Under the agreements, short-term incentive plan awards, if any, and long-term incentive awards will be determined by the Board of Directors, or a committee thereof comprised solely of independent directors. The agreements also provide for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement.

We have an employment agreement with Mr. Kelliher that began on September 5, 2003 with an initial term of two years and a continuous term of one year thereafter. The agreement provides for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under the agreement is subject to annual review and may be increased by the Board of Directors or the Chief Executive Officer in its discretion. The agreement also provides for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement.

On September 29, 2006, the Company granted a long-term performance award to Mr. Kelliher under the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”). This award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four-year period beginning on September 1, 2006 and ending on August 31, 2010. The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period. The maximum amount that Mr. Kelliher may earn during any fiscal year within the four-year performance period is $1,000,000.

Earned amounts generally vest on August 31, 2010 based on continued eligible employment during the performance period and are eligible to be paid to Mr. Kelliher upon vesting. Accelerated vesting will result if (1) Mr. Kelliher terminates employment due to disability, death, or an event that entitles him to severance benefits under his employment agreement, or (2) Mr. Kelliher remains an eligible employee on a Change in Control (as defined under the 1996 Plan) or a sale of the Company’s international business operations. Except as described below, earned and vested amounts will be paid as soon as practicable following the performance period or, if earlier, an event described in (2) above.

As consideration for this award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years after terminating employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under this award will not be payable if Mr. Kelliher materially breaches any of these obligations.

Potential Payments Upon Termination or Change in Control of the Company

We have employment agreements with each of our Named Executive Officers. These agreements contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12-24 months thereafter. The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive. The Named Executive Officers’ employment (excluding Mr. Kelliher) can also be terminated for any of the following reasons. Please see page 36 for information regarding Mr. Kelliher’s employment agreement.

1) Involuntary without Cause — the Board may at any time terminate employment of an executive by delivery of a written notice of termination to the executive;

2) Involuntary for Cause — the executive may be terminated for continued failure to perform his/her duties or for violation of company policies and procedures;

3) Voluntary without Good Reason — the executive may terminate employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of the executive’s resignation;

4) Voluntary for Good Reason — the executive may resign by delivery of a written notice of resignation to the Company within 60 days of an occurrence of any of the following events:

a. a reduction in the executive’s base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title), title, or responsibilities;

b. a requirement by the Company to relocate the executive to a location that is more than 25 miles from the location of the executive’s current office; or

c. a change in control that results in a change in his/her employment agreement with adverse effects in his/her status;

5) Involuntary without Cause or Voluntary for Good Reason within 12 Months of a Change in Control — the executive may terminate employment within twelve months of a change in control without cause or for good reason.

Change in Control is defined as (i) when any person or entity other than the Company becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company, (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;

6) Disability — any physical or mental disability entitling the executive to long-term disability or if the executive is unable to perform essential functions of his/her regular duties and responsibilities with or without reasonable accommodations due to a medically determined physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months; or

7) Death.

Mr. Kelliher’s employment agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12-24 months thereafter. The agreement provides that employment may be terminated at any time by the mutual written agreement of the Company and Mr. Kelliher. Mr. Kelliher’s employment can also be terminated for any of the following reasons:

1) Involuntary without Cause — the Company may at any time terminate Mr. Kelliher’s employment by delivery of a written notice of termination to Mr. Kelliher;

2) Involuntary for Cause — Mr. Kelliher may be terminated for continued failure to perform his duties or for violation of company policies and procedures;

3) Voluntary without Good Reason — the executive may terminate employment at any time by delivery of a written notice of resignation to the Company no less than 60 days prior to the effective date of the executive’s resignation;

4) Voluntary for Good Reason — Mr. Kelliher may resign by delivery of a written notice of resignation to the Company upon the occurrence of any of the following events:

a. a material diminution in Mr. Kelliher’s duties and responsibilities or the assignment to Mr. Kelliher of duties and functions materially inconsistent with his titles and duties without his written consent. Mr. Kelliher must deliver written notice of resignation within 12 months of occurrence of a change in responsibility; or

b. a breach by the Company of the provisions of Mr. Kelliher’s employment agreement that is not cured within 30 days of written notice to the Company.

5) Voluntary for Good Reason within 12 Months of a Change in Control — the executive may terminate employment within twelve months of a change in control.

Change in Control is defined as (i) a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than 50% of the assets of the Company) portion of Company assets have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by the Company; or, (ii) a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of the Company (“control” being defined as greater than fifty percent (50%) of the outstanding voting power of the outstanding securities of the Company) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934).

6) Disability — any physical or mental illness resulting in (a) Mr. Kelliher’s being absent from his duties hereunder on a full time basis for more than 90 consecutive days; or (b) Mr. Kelliher’s being absent from his duties hereunder for more than 120 days in any consecutive six-month period; or (c) a determination by the Board of Directors that Mr. Kelliher is permanently and totally disabled from performing his duties.

7) Death.

Following are the potential payments to be made by the Company to each of the Named Executive Officers upon termination or a change in control of the Company. These benefits are in excess of those usually provided to salaried employees. The payment amounts assume an effective termination date of August 31, 2008. These amounts include earnings through August 31, 2008 and are estimates of compensation that would be paid to the Named Executive Officers at the time of termination. The exact amounts of compensation can only be determined on the actual date that each executive separates from the Company.

Vested equity and CAP balances are excluded from the tables below as they are payable at the time of termination. None of the Named Executive Officers were eligible for normal or early retirement at August 31, 2008 based on such definitions in the equity award agreements and the CAP plan document.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the executives separate for reasons of death or disability. If the Named Executive Officers had terminated as of August 31, 2008 due to death, Mr. Leedle’s beneficiaries would have received $1,050,000 in a lump sum payout from a third party insurance provider. Ms. Chaput and Dr. Pope’s beneficiaries would have received $750,000, Mr. Stone’s beneficiaries would have received $1,008,000, and Mr. Kelliher’s beneficiaries would have received $998,000. If the Named Executive Officers had terminated as of August 31, 2008 due to disability, each of the Named Executive Officers would have been entitled to receive a monthly benefit of $20,000 until age 67. This benefit could be offset by other sources of income, such as Social Security or other disability benefits. In addition, if in connection with a change in control of the Company compensation to or for the benefit of the executives from the Company constitutes an “excess parachute payment” under section 280G if the Internal Revenue Code (IRC), the Company shall pay the executives a cash sum equal to the amount of excise tax due under section 4999 of the IRC. This provision does not apply to Mr. Kelliher.

Ben R. Leedle, Jr., Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Leedle.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/08		on 8/31/08	on 8/31/08

Cash Severance	$1,370,000	(1)	$—	$57,083	(2)
Group Medical Benefits	28,686	(3)	—	1,195	(2)
Annual Incentive Award(4)	—		—	—
Performance Cash	318,167	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	561,023	(6)	—	—
Capital Accumulation Plan	416,435	(7)	—	—
Additional Severance(8)	342,500		342,500	—

Total	$3,036,811		$342,500	$58,278

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/08		on 8/31/08		on 8/31/08

Cash Severance	$1,370,000	(1)	$1,370,000	(9)(1)	$—
Group Medical Benefits	28,686	(3)	28,686	(9)(3)	—
Annual Incentive Award(4)	—		—		—
Performance Cash	318,167	(5)	318,167	(5)	318,167	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	561,023	(6)	561,023	(6)	561,023	(6)
Capital Accumulation Plan	416,435	(7)	416,435	(7)	416,435	(7)
Additional Severance(8)	342,500		342,500	(9)	—

Total	$3,036,811		$3,036,811		$1,295,625

(1)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)	Based on EPS for fiscal 2008, the executive did not earn an award under the 2008 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008, the executive was eligible to receive an award up to 60% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period.

(5)	Represents amount earned during fiscal 2008 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period. Our Chief Executive Officer is paid an amount equal to 2 times the performance cash award. The performance awards were awarded in November 2008.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of his unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2008 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $335,143 was vested as of August 31, 2008. The remaining portion was unvested at August 31, 2008 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company until reaching age 67.

Mary A. Chaput, EVP and Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Chaput.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/08		on 8/31/08	on 8/31/08

Cash Severance	$562,751	(1)	$—	$31,264	(2)
Group Medical Benefits	6,728	(3)	—	374	(2)
Annual Incentive Award(4)	—		—	—
Performance Cash	87,097	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	175,755	(6)	—	—
Capital Accumulation Plan	197,224	(7)	—	—
Additional Severance(8)	187,584		187,584	—

Total	$1,217,139		$187,584	$31,638

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/08		on 8/31/08		on 8/31/08

Cash Severance	$562,751	(1)	$562,751	(9)(1)	$—
Group Medical Benefits	6,728	(3)	8,970	(9)(3)	—
Annual Incentive Award(4)	—		—		—
Performance Cash	87,097	(5)	87,097	(5)	87,097	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	175,755	(6)	175,755	(6)	175,755	(6)
Capital Accumulation Plan	197,224	(7)	197,224	(7)	197,224	(7)
Additional Severance(8)	187,584		187,584	(9)	—

Total	$1,217,139		$1,219,381		$460,076

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2008, the executive did not earn an award under the 2008 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008, the executive was eligible to receive an award up to 45% of her base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period.

(5)	Represents amount earned during fiscal 2008 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period. The performance awards were awarded in November 2008.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of her unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2008 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $157,387 was vested as of August 31, 2008. The remaining portion was unvested at August 31, 2008 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company until reaching age 67.

James E. Pope, EVP and Chief Science Officer

The following table shows the potential payments upon termination or a change in control of the Company for Dr. Pope.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/08		on 8/31/08	on 8/31/08

Cash Severance	$606,600	(1)	$—	$33,700	(2)
Group Medical Benefits	21,515	(3)	—	1,195	(2)
Annual Incentive Award(4)	—		—	—
Performance Cash	92,243	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	184,023	(6)	—	—
Capital Accumulation Plan	210,393	(7)	—	—
Additional Severance(8)	202,200		202,200	—

Total	$1,316,974		$202,200	$34,895

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/08		on 8/31/08		on 8/31/08

Cash Severance	$606,600	(1)	$606,600	(9)(1)	$—
Group Medical Benefits	21,515	(3)	28,686	(9)(3)	—
Annual Incentive Award(4)	—		—		—
Performance Cash	92,243	(5)	92,243	(5)	92,243	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	184,023	(6)	184,023	(6)	184,023	(6)
Capital Accumulation Plan	210,393	(7)	210,393	(7)	210,393	(7)
Additional Severance(8)	202,200		202,200	(9)	—

Total	$1,316,974		$1,324,145		$486,659

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2008, the executive did not earn an award under the 2008 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008, the executive was eligible to receive an award up to 45% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period.

(5)	Represents amount earned during fiscal 2008 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period. The performance awards were awarded in November 2008.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of his unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2008 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $168,087 was vested as of August 31, 2008. The remaining portion was unvested at August 31, 2008 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company until reaching age 67.

Matthew E. Kelliher, President, International

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Kelliher.

				Voluntary	Voluntary
	Involuntary		Involuntary	Without Good	Within 12 Months of a
	Without Cause		For Cause	Reason	Change in Control
	on 8/31/08		on 8/31/08	on 8/31/08	on 8/31/08

Cash Severance	$348,381	(8)	$—	$—	$348,381	(8)
Group Medical Benefits	—		—	—	—
Annual Incentive Award(1)	—		—	—	—
Performance Cash	83,421	(2)	—	—	83,421	(2)
Stock Options	—		—	—	—	(3)
Restricted Stock Units	—		—	—	179,584	(3)
Capital Accumulation Plan	—		—	—	155,085	(4)
Long-Term Performance Award	408,204	(5)	—	—	408,204	(5)
Life Insurance Premiums	3,240	(6)	—	—	3,240	(6)

Total	$843,246		$—	$—	$1,177,915

(Continued)

	Voluntary
	For Good Reason		Disability		Death
	on 8/31/08		on 8/31/08		at 8/31/08

Cash Severance	$348,381	(8)	$348,381	(7)(8)	$—
Group Medical Benefits	—		—		—
Annual Incentive Award(1)	—		—		—
Performance Cash	83,421	(2)	83,421	(2)	83,421	(2)
Stock Options	—		—	(9)	—	(9)
Restricted Stock Units	—		63,303	(9)	63,303	(9)
Capital Accumulation Plan	—		155,085	(4)	155,085	(4)
Long-Term Performance Award	408,204	(5)	408,204	(5)	408,204	(5)
Life Insurance Premiums	3,240	(6)	3,240	(6)(7)	—

Total	$843,246		$1,061,634		$710,013

(1)	Based on EPS for fiscal 2008, the executive did not earn an award under the 2008 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008, the executive was eligible to receive an award up to 45% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period.

(2)	Represents amount earned during fiscal 2008 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period. The performance awards were awarded in November 2008.

(3)	Upon a change in control, all unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of his unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

(4)	Upon a change in control, or because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2008 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $117,662 was vested as of August 31, 2008. The remaining portion was unvested at August 31, 2008 but would vest upon termination by the executive.

(5)	Represents long-term performance awards earned during fiscal 2008 and 2007 based upon achieving certain targets with respect to the Company’s international business operations during that time. Following a termination without just cause, upon a change in control, for good reason within 12 months of a change in responsibility, for breach by the Company, or because of disability or death, the long-term performance awards shall vest.

(6)	Although life insurance coverage cannot be provided following the executive’s termination under the terms of the group insurance plan, the Company will pay to executive the equivalent amount of the Company’s contribution to the premiums for life insurance coverage for a period of 12 months, calculated as the amount contributed by the Company for life insurance coverage for other officers of the Company during this time.

(7)	Although not reflected in this table, these amounts would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. As noted in the preceding narrative, the executive would receive $20,000 per each month of disability from the insurance company until reaching age 67.

(8)	Represents 12 months of executive’s base salary to be paid monthly following the executive’s termination.

(9)	Following a termination because of disability or death, unvested equity granted on or after October 8, 2007 shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of his unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

Robert E. Stone, EVP and Chief Strategy Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Stone.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 8/31/08		on 8/31/08	on 8/31/08

Cash Severance	$706,860	(1)	$—	$29,453	(2)
Group Medical Benefits	28,686	(3)	—	1,195	(2)
Annual Incentive Award(4)	—		—	—
Performance Cash	84,239	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	174,879	(6)	—	—
Capital Accumulation Plan	1,287,811	(7)	—	—
Additional Severance(8)	176,715		176,715	—

Total	$2,459,190		$176,715	$30,648

(Continued)

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 8/31/08		on 8/31/08		on 8/31/08

Cash Severance	$706,860	(1)	$706,860	(9)(1)	$—
Group Medical Benefits	28,686	(3)	28,686	(9)(3)	—
Annual Incentive Award(4)	—		—		—
Performance Cash	84,239	(5)	84,239	(5)	84,239
Stock Options	—	(6)	—	(6)	—
Restricted Stock Units	174,879	(6)	174,879	(6)	174,879
Capital Accumulation Plan	1,287,811	(7)	1,287,811	(7)	1,287,811
Additional Severance(8)	176,715		176,715	(9)	—

Total	$2,459,190		$2,459,190		$1,546,929

(1)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)	Based on EPS for fiscal 2008, the executive did not earn an award under the 2008 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2008, the executive was eligible to receive an award up to 45% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period.

(5)	Represents amount earned during fiscal 2008 under the Company’s performance-based cash incentive plan. Amount was calculated based on the Company’s average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2008, times the executive’s average salary over that same period. The performance awards were awarded in November 2008.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on August 29, 2008 of $19.05 per share and the exercise price of the awards. The value of the executive’s unvested options is zero in the table above because the exercise price of his unvested options exceeds the market price on August 29, 2008. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of August 31, 2008 as shown in the Nonqualified Deferred Compensation Table. Of this amount, $1,248,425 was vested as of August 31, 2008. The remaining portion was unvested at August 31, 2008 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $20,000 per each month of disability from the insurance company until reaching age 67.

Director Compensation

During fiscal 2008, directors who were not officers or employees of, or consultants to, the Company (“Outside Directors”) each received a $25,000 annual cash retainer as well as $3,000 for each non-regularly scheduled meeting attended lasting for one hour or more and $1,000 for each non-regularly scheduled meeting attended lasting less than one hour. In addition, Outside Directors who had served as directors of the Company for at least 12 months each received an option to purchase 5,000 shares of Common Stock, which was awarded on the date of the 2008 Annual Meeting of Stockholders. Equity awards to Outside Directors during fiscal 2008 were granted pursuant to our 2007 Stock Incentive Plan.

In addition to the cash retainer and option grants discussed above, during fiscal 2008 committee chairs received $7,500 for each Audit Committee meeting attended and $6,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors received $3,000 for each committee meeting attended.

Effective February 2008, Mr. Cigarran is paid $200,000 in cash per year for serving as Chairman of the Board. In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the

Nominating and Corporate Governance Committee. He receives no other additional compensation for his service on the Board of Directors or attendance at any Board or committee meetings.

Prior to February 2008, we had an employment agreement with Mr. Cigarran which commenced on September 1, 2005 and expired on January 31, 2008. The agreement provided that we pay Mr. Cigarran a base salary of $250,000 and pay the premiums on a $500,000 term life insurance policy for Mr. Cigarran, which shall be payable upon Mr. Cigarran’s death to Mr. Cigarran’s estate or to such beneficiaries as Mr. Cigarran designates. Pursuant to the agreement, Mr. Cigarran was eligible to participate in our health, dental, vision, life insurance plans, and long and short-term disability plans but not to participate in our bonus plan or long-term incentive plans.

Prior to fiscal 2002, Mr. Herr was an executive officer and director of the Company and served as Chief Financial Officer. During fiscal 2008, Mr. Herr served as a part-time employee of the Company, providing us with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement between Mr. Herr and us dated November 20, 2001, as amended October 7, 2005 and February 13, 2008. Effective February 2008, Mr. Herr receives the equivalent equity compensation awarded to the Outside Directors, as determined by the Nominating and Corporate Governance Committee.

Beginning on December 1, 2006, Mr. Lytle began serving as a consultant to the Company, focusing on growth, innovation, and total population health as well as creating and supporting strategic customer relationships. For his services, Mr. Lytle receives a payment of $20,833 per month and may receive an additional per diem fee based on the number of days he provides us with services. Mr. Lytle was the founder and CEO of Axia, which we acquired in December 2006.

In connection with our acquisition of Axia, Mr. Lytle purchased 123,305 shares of our common stock pursuant to the terms of a subscription agreement (the “Subscription Agreement”). Pursuant to the terms of the Subscription Agreement, Mr. Lytle agreed not to resell the shares prior to January 1, 2008, and we granted Mr. Lytle registration rights with respect to the resale of the Common Stock.

The following table summarizes the compensation to each member of the Board of Directors during fiscal 2008. Mr. Leedle receives no additional compensation, as such, for serving as a member of the Board of Directors.

	Fees Earned or	Option
	Paid in	Awards	All Other
	Cash	($)	Compensation		Total
Name	($)	(1)	($)		($)

Thomas G. Cigarran	$116,667	$14,644	$112,046	(2)	$243,357
John W. Ballantine	144,000	104,357	—		248,357
Jay C. Bisgard, M.D.	117,000	104,357	—		221,357
Mary Jane England, M.D.	82,000	104,357	—		186,357
Henry D. Herr	—	14,644	100,000	(3)	114,644
L. Ben Lytle	—	—	181,667	(4)	181,667
C. Warren Neel, Ph.D.	95,000	93,836	—		188,836
William C. O’Neil, Jr.	89,000	81,159	—		170,159
Alison Taunton-Rigby, Ph.D.	67,000	114,506	—		181,506
John A. Wickens	61,000	214,191	—		275,191

(1)	Reflects the dollar amount recognized for financial statement reporting purposes, disregarding the estimate of forfeitures, for the fiscal year ended August 31, 2008 in accordance with SFAS No. 123(R) and includes amounts from awards granted in fiscal 2006 through fiscal 2008. The grant-date fair value of stock options granted to the Outside Directors during fiscal 2008 was $21.50 per option. Assumptions used in the calculation of these amounts are disclosed in footnote 11 to our audited financial statements for the fiscal year ended August 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30, 2008. The following directors had option awards outstanding as of August 31, 2008: Mr. Cigarran (305,646); Mr. Ballantine (50,000); Dr. Bisgard (50,000); Dr. England (30,000); Mr. Herr (5,000); Dr. Neel (35,000); Mr. O’Neil (35,000); Dr. Taunton-Rigby (25,000); and Mr. Wickens (20,000).

(2)	Amount reflects compensation earned under the terms on an employment agreement dated February 1, 2006 (which expired January 31, 2008) for Mr. Cigarran’s service as Chairman of the Company as well as $6,597 of life insurance premiums we paid for Mr. Cigarran’s benefit.

(3)	During fiscal 2008, Mr. Herr served as a part-time employee of the Company, providing us with advisory services with respect to ongoing business issues and special projects, and was paid $100,000 pursuant to an Employment Agreement with us dated November 20, 2001, as amended October 7, 2005 and February 13, 2008.

(4)	Amount reflects fees paid to Mr. Lytle for consulting services provided to us during fiscal 2008 pursuant to a Consulting Agreement between the Company and Rincon Advisors, LLC, dated October 11, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe that during the fiscal year ended August 31, 2008, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for one late Form 4 filing made by Mr. Lytle in December 2007 relating to one transaction in September 2007, and one late Form 4 filing by each of the Named Executive Officers as well as the following officers in November 2007 relating to one transaction in October 2007: Mary Hunter, Mr. Chaput, and Alfred Lumsdaine.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors. The Audit Committee, comprised of independent members of the Board of Directors, has appointed Ernst & Young LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2009. Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. We have been informed that representatives of Ernst & Young

LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment. However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2009 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by our principal accountant are shown in the table below.

	Fiscal Year Ended August 31,
Type of Service	2008	2007

Audit Fees	$822,648	$768,000
Audit-Related Fees(1)	1,500	27,462
Tax Fees(2)	103,790	18,901
All Other Fees	—	—

Total	$927,938	$814,363

(1)	Audit-Related Fees in fiscal 2008 included subscription fees to an online research tool. Audit-Related Fees in fiscal 2007 primarily included services pertaining to the review of interim financial statements in connection with the acquisition of Axia.

(2)	In fiscal 2008 and 2007, tax fees included review of federal tax return and tax consultation.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent registered public accounting firm. The Audit Committee may delegate its responsibility to pre-approve services to be performed by its independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under applicable law and the NASDAQ listing standards. The Board of Directors has determined that Messrs. O’Neil and Ballantine and Drs. Bisgard and Neel each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. During fiscal 2008, the Audit Committee met thirteen times. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control. Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss our internal control assessment process, management’s assessment with respect thereto, the independent registered public accounting firm’s evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting. The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended August 31, 2008 with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information. On several occasions during fiscal year 2008, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management’s processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, for filing with the Commission.

The Board of Directors has adopted a Restated Charter of the Audit Committee, which is available on our website at www.healthways.com. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.

Respectfully submitted,
John W. Ballantine, Chairman
C. Warren Neel
William C. O’Neil, Jr.
Jay C. Bisgard, M.D.
John A. Wickens

DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS TO BE PRESENTED AT THE
2010 ANNUAL MEETING OF STOCKHOLDERS

As previously announced, on August 22, 2008, our Board of Directors approved a change in the Company’s fiscal year end from August 31 to December 31. Due to this change in the Company’s fiscal year end, we believe that our 2010 Annual Meeting of Stockholders will take place in May or June 2010. Therefore, it is likely that the date of our 2010 Annual Meeting will be changed by more than 30 days from the date of our 2009 Annual Meeting. Accordingly, consistent with SEC rules, the Company will designate a reasonable time before the Company begins to print and send its proxy materials for the 2010 Annual Meeting as the deadline for submitting stockholders’ proposals eligible for consideration for inclusion in the proxy statement for the 2010 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Further, if, as we expect, the date of our 2010 Annual Meeting is delayed by more than 60 days from the anniversary date of the 2009 Annual Meeting, notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary in the manner specified in our bylaws not earlier than 120 days prior to the date of the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2010 Annual Meeting is first made. The date of the 2010 Annual Meeting and the deadlines for submitting stockholder proposals for consideration for inclusion in the 2010 proxy statement pursuant to Rule 14a-8 and for submitting notices of stockholders’ proposals outside the processes of Rule 14a-8, when determined, will be publicly disclosed in accordance with applicable SEC rules. For proposals that are not timely filed, the named proxies will retain discretion to vote proxies that we receive and will exercise authority in accordance with the recommendation of the Board of Directors. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
TO STOCKHOLDERS SHARING AN ADDRESS

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Mary A. Chaput, Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling Ms. Chaput at the Company at (615) 614-4929.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 2008 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO MARY A. CHAPUT, SECRETARY, HEALTHWAYS, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: December 19, 2008.

APPENDIX A

RESTATED
CHARTER
OF
AUDIT COMMITTEE
OF
HEALTHWAYS, INC.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ qualifications and independence, and the performance of the outside auditors and of the Company’s internal audit function.

In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

The Committee shall be comprised of not less than three members of the Board who, as determined by the Board, meet the independence and other qualification standards set by applicable law and regulation and the applicable listing standards of The Nasdaq Global Select Market, Inc. One member of the Committee shall have finance or accounting or comparable experience which results in the individual’s financial sophistication, and each member shall be able to read and understand fundamental financial statements as determined by the Board. The Committee also shall consider whether one of its members is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

•	The Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, shall occur prior to the filing of the Form 10-Q or 10-K. Additionally, based on such review and discussion, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404 (“Item 404”). ‘Related person’ and ‘transaction’ shall have the meanings given to such terms in Item 404, as amended from time to time.

•	The Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Committee shall meet separately, at least quarterly, with management, and with the outside auditors and shall review with the outside auditors any audit problems or difficulties and management’s response.

•	The Committee shall:

•	oversee the work of the outside auditors;

•	resolve disagreements between management and the outside auditors regarding financial reporting;

•	discuss with management and the outside auditors the internal audit function in the Company, including its responsibilities, budget and staffing and its planned scope of internal audit;

•	establish hiring policies for employees or former employees of the outside auditors;

•	preapprove all auditing services and internal control-related services to be provided by the outside auditors;

•	preapprove all permitted non-audit services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

•	receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

•	receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors; and

•	discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors’ objectivity and independence.

•	The Committee shall receive reports from the principal executive and financial officers of the Company and the outside auditors regarding any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of internal control deficiencies and the adequacy of disclosure about changes in internal controls over financial reporting.

•	The Committee shall review and discuss with management (including the senior internal audit officer) and the outside auditors the Company’s internal controls report and the outside auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall have the sole authority and responsibility to select (subject, if applicable, to stockholder approval), determine the compensation of, and, where appropriate, terminate and replace the outside auditors, and the outside auditors shall report directly to the Committee.

Meetings

The Committee shall meet at least four times annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called on one day notice by the Chairman of the Board or the Committee Chairman. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and the independent auditors. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. Attendance by the Chairman of the Board and by other members of management will be at the invitation of the Committee Chair. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

The Committee and its members have complete access to management, recognizing that it is expected that members will use judgment to be sure that this access is not distracting to the business operations of the Company.

C/O NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509 Vote 24 hours a day, 7 days a week! VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by telephone or over the Internet, do not mail your proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: HLTHW1 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HEALTHWAYS, INC. The shares will be voted in accordance with your For A ll Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors and FOR proposal 2. Vote on Directors 1. ELECTION OF DIRECTORS Nominees: 01) Jay C. Bisgard, M.D. 02) Mary Jane England, M.D. 03) John A. Wickens 0 0 0 Vote on Proposal 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009. In their discretion, the proxies may vote on any other matters which may properly come before the meeting or any adjournment thereof. For Against Abstain 0 0 0 (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so the shares may be represented at the meeting. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Proxy card must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing. HLTHW2 HEALTHWAYS, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on January 29, 2009 The undersigned hereby appoints Thomas G. Cigarran and Mary A. Chaput, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on January 29, 2009, at 9:00 a.m., Central time, and any adjournments thereof. (Continued and to be signed on reverse side.)